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                                                                  Exhibit (d.11)

                                     FORM OF
                                    AMENDMENT
                                       TO
                        INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                     SALOMON BROTHERS ASSET MANAGEMENT, INC.

     AMENDMENT made as of this [1st] day of [May], 2004, to the Investment Subadvisory Agreement dated as of November 19, 2001, and amended December 16, 2002 and July 3, 2003 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and Salomon Brothers Asset Management, Inc., a corporation organized and existing under the laws of Delaware (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

     1. NAME CHANGE

     All references in the Agreement to the ING Salomon Brothers Capital Portfolio are replaced by ING Salomon Brothers Fundamental Value Portfolio.

     2. APPENDIX A

     By replacing Appendix A to the Agreement with the following:

                                   Appendix A

                                 Fee Schedule 1

For the purposes of applying this Fee Schedule 1, the average daily net assets of the ING Salomon Brothers All Cap Portfolio and ING Salomon Brothers Investors Portfolio which are also subadvised by Salomon Brothers Asset Management, Inc. will be combined with the average daily net assets of the following Portfolios:

                ING Salomon Brothers Fundamental Value Portfolio
                ING Salomon Brothers Investors Value Portfolio

                0.43% on the first $150 million
                0.40% on the ncxt $350 million
                0.35% on all assets in excess of $500 million
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                                 Fee Schedule 2

                ING Salomon Brothers Aggressive Growth Portfolio

                0.35% on the 1st $500 million in assets
                0.30% from $500 million to $2 billion in assets
                0.25% for all assets in excess of $2 billion

     This Amendment shall become effective as of the date first written above.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


                                            ING LIFE INSURANCE AND ANNUITY
                                            COMPANY


                                            By:
-----------------------------------             --------------------------------
                                            Title:


                                            SALOMON BROTHERS ASSET
                                            MANAGEMENT, INC.


                                            By:
-----------------------------------             --------------------------------
                                            Title: